ACCESS PHARMACEUTICALS, INC.
                    2600 Stemmons Freeway, Suite 176
                         Dallas, Texas 75207
                           (214) 905-5100



April 17, 2002

To Our Stockholders:

You are cordially invited to attend the Annual
Meeting of Stockholders of Access Pharmaceuticals,
Inc. to be held on Monday, May 20, 2002 at 10:00 a.m., local time, at the New York Athletic Club, 180 Central Park South, New York, New York 10019,
(212) 247-5100.

The Notice of Annual Meeting and the Proxy
Statement that follow describe the business to be considered and acted upon by the Stockholders at the Meeting. The Board of Directors unanimously recommends that our Stockholders approve the proposals. Please carefully review the information contained in the Proxy Statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT
IS VERY IMPORTANT THAT YOU MARK, SIGN, DATE AND
RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE
PROVIDED AS SOON AS POSSIBLE.  IF YOU ATTEND THE
MEETING, YOU MAY REVOKE THE PROXY AT THAT TIME BY
REQUESTING THE RIGHT TO VOTE IN PERSON.

Sincerely,

/s/ Kerry P. Gray
-----------------
Kerry P. Gray
President and CEO

                     ACCESS PHARMACEUTICALS, INC.
                  2600 Stemmons Freeway, Suite 176
                         Dallas, Texas 75207
                           (214)  905-5100

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      to be held on May 20, 2002

PLEASE TAKE NOTICE that the Annual Meeting of
Stockholders, the Meeting, of Access
Pharmaceuticals, Inc. will be held at the New York
Athletic Club, 180 Central Park South, New York,
New York, on Monday, May 20, 2002, at 10:00 a.m., local time, for the following purposes:

1. To elect two Class 1 Directors, to hold office for a term of three years and until their successors are elected and qualified.

2. To consider and act upon a proposal to ratify the appointment of Grant Thornton LLP as our independent accountants for the fiscal year ending
   December 31, 2002.

3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Stockholders of record at the close of business on March 27, 2002, the record date for the Meeting, are entitled to receive notice of, and to vote, at the Meeting and any adjournment or postponement thereof. Our Annual Report for the fiscal year ended December 31, 2001 accompanies the Proxy
Statement.

Information relating to the proposals is set forth in the accompanying Proxy Statement dated April 17, 2002. Please carefully review the information contained in the Proxy Statement, which is incorporated into this Notice.

By Order of the Board of Directors,

/s/ Kerry P. Gray
-----------------
Kerry P. Gray
President and CEO

Dallas, Texas
April 17, 2002

--------------------------------

Stockholders are cordially invited to attend the Meeting in person. YOUR VOTE IS IMPORTANT. If you do not expect to attend the Meeting, or if you do plan to attend but wish to vote by proxy, please complete, date, sign and mail the enclosed proxy card in the return envelope provided addressed to Access Pharmaceuticals, Inc., c/o American Stock
Transfer & Trust Co., 40 Wall Street, 46th Floor,
New York, New York 10005. Proxies will also be accepted by transmission of a telegram, cablegram or telecopy provided that such telegram, cablegram or telecopy contains sufficient information from which it can be determined that the transmission was authorized by the Stockholder. American Stock
Transfer & Trust Company's fax number is (718) 234-
2287.

                   ACCESS PHARMACEUTICALS, INC.
                2600 Stemmons Freeway, Suite 176
                       Dallas, Texas 75207
                         (214) 905-5100
                        __________________

                         PROXY STATEMENT
                        __________________

                 ANNUAL MEETING OF STOCKHOLDERS
                   To Be Held On May 20, 2002

This Proxy Statement is furnished by Access
Pharmaceuticals, Inc., a Delaware corporation, to holders of common stock, par value $.01 per share, or the Common Stock, in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Stockholders, or the Meeting, and at any and all adjournments or postponements thereof. The Meeting will be held on Monday, May 20, 2002 at 10:00 a.m., local time, at the New York Athletic Club, 180 Central Park South,
New York, New York. This Proxy Statement and the accompanying form of proxy is first being sent to holders of Common Stock on or about April 17, 2002.
Our mailing address and the location of our principal executive offices are at 2600 Stemmons
Freeway, Suite 176, Dallas, Texas 75207, (214) 905-
5100.

A Stockholder signing and returning the enclosed proxy may revoke it at any time before it is exercised by voting in person at the Meeting, by submitting another proxy bearing a later date or by giving notice in writing to our Secretary not later than the day prior to the Meeting. All proxies returned prior to the Meeting will be voted in accordance with instructions contained therein.

At the close of business on March 27, 2002, the record date for the Meeting, the number of our outstanding shares of Common Stock that are entitled to vote was 12,877,561. We have no other outstanding voting securities. Each outstanding share of Common Stock is entitled to one vote. A complete list of Stockholders entitled to vote at the Meeting will be available for examination by any Stockholder for any purpose germane to the Meeting at our principal executive offices, during normal business hours, at least ten business days prior to the Meeting. Our Bylaws require that a majority of the shares entitled to vote, present in person or by proxy, shall constitute a quorum for the conduct of business at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to the Stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Stockholders have the right to vote cumulatively for the election of Directors. This means that in voting at the Meeting, each Stockholder, or his proxy, may multiply the number of his shares by two
(the number of directors to be elected) and then cast the resulting total number for a single nominee, or distribute such votes on the ballot among the two nominees desired. The proxies submitted to the Board of Directors in response to this solicitation may, at the discretion of the proxy holder, accumulate the votes of the shares they represent. However, the Board of Directors requires any Stockholder otherwise electing to exercise his cumulative voting rights, if voting in person, to so indicate prior to the beginning of the Meeting or if voting by proxy given to someone other than those designated by the Board of Directors in the solicitation to so indicate on said proxy.

All expenses in connection with solicitation of proxies will be borne by us. We will also request brokers, dealers, banks and voting trustees, and their nominees, to forward this Proxy Statement, the accompanying form of proxy and our Annual
Report for the fiscal year ended December 31, 2001 to beneficial owners and will reimburse such record holders for their expense in forwarding solicitation material. We expect to solicit proxies primarily by mail, but Directors, officers and our regular employees may also solicit in person, by telephone or by fax.

The Board of Directors does not know of any matters which will be brought before the Meeting other than those matters specifically set forth in the Notice of Annual Meeting. However, if any other matter properly comes before the Meeting, it is intended that the persons named in the enclosed form of proxy, or their substitutes acting thereunder, will vote on such matter in accordance with their best judgement.

This proxy statement should be read in conjunction with our Annual Report, including the financial statements and management's discussion and analysis of financial condition and results of operations for the fiscal year ended December 31, 2001.

                             PROPOSAL 1

                        Election of Directors

Our Certificate of Incorporation and Bylaws presently provide that our Board of Directors shall consist of three to fifteen members, shall be divided into three classes as nearly equal in number as possible, and that each Director shall serve for a term of three years and until his successor is elected and qualified or until his earlier resignation, death or removal. By resolution, the Board has set the number of its members at seven. The term of office of one class of Directors expires each year in rotation so that one class is elected at each annual meeting for a three-year term. The Board presently consists of six members.

Members of each class serve a term of three years until the respective annual meeting of stockholders and election and qualification of their successors.
Dr. Max Link and Mr. John J. Meakem, Jr. are members of the Class 1 directors with their terms set to expire upon the annual meeting of stockholders in 2002. Dr. Howell is the only Class
2 director with his term set to expire upon the annual meeting of stockholders in 2003. Messrs.
McDade, Gray and Flinn are Class 3 directors with their terms set to expire upon the annual meeting of stockholders in 2004. Each of our officers is selected by the Board of Directors for a term of one year. There is no family relationship among any of the directors or executive officers.

Nominees for Term Expiring at the Annual Meeting of
Stockholders in 2002 (Class 1 Directors)

Dr. Link and Mr. Meakem are the members of the Class 1 Directors. Dr. Link has served as director since 1996 and Mr. Meakem has served as a Director since 2001. The terms of Dr. Link and Mr. Meakem expire at the Meeting. If elected at the Meeting, both will serve for a term of three years expiring on the date of the annual meeting of Stockholders in 2005. The terms of the other four Directors will continue as indicated below.

Business and Experience of Nominees for Director

Max Link, Ph.D. has been one of our directors since
1996. Dr. Link is also a member of the Compensation and Audit & Finance Committees of the Board of
Directors. He has held a number of executive positions with pharmaceutical and health care companies. Most recently, he served as Chief
Executive Officer of Corange Limited, from May 1993 until June 1994. Prior to joining Corange, Dr. Link served in a number of positions with Sandoz Pharma Ltd., including Chief
Executive Officer, from 1987 until April 1992, and
Chairman, from April 1992 until May 1993. Dr. Link currently serves on the board of directors of seven other publicly-traded life science companies:
Alexion Pharmaceuticals, Inc., Cell Therapeutics,
Inc., CytRx Corporation, Discovery Laboratories,
Inc., Human Genome Sciences, Inc., Protein Design
Labs, Inc. and Sulzer Medica, Ltd. Dr. Link received his Ph.D. in Economics from the University of St. Gallen in 1970.

Mr. John J. Meakem, Jr. was appointed as a director at the February 16, 2001 board meeting. Mr. Meakem is also a member of the Audit & Finance Committee.
Mr. Meakem is a private investor with portfolio holdings in innovative companies with a particular focus on healthcare. Most recently Mr. Meakem served as Chairman of the Board, President and Chief Executive Officer of Advanced Polymer
Systems, Inc. from 1991 to 2000. Prior to 1991, he was Corporate Executive Vice President of Combe,
Inc. and President of Combe North America. Prior to
1970, Mr. Meakem was with Vick Chemical Company, a division of Richardson Merrell Drug Corporation for ten years as Vice President of Marketing, New
Products & Acquisitions.

The nominees have consented to serve as our Directors and the Board of Directors has no reason to believe that any nominee will be unavailable.

The Board recommends a vote "FOR" the proposed nominees to the Board of Directors. Each Director shall be elected by a plurality of the votes cast by the holders of Common Stock entitled to vote at the Meeting.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING
PROXY WILL BE VOTED FOR THE NOMINEES NAMED ABOVE.
HOWEVER, THE PERSONS DESIGNATED AS PROXIES RESERVE
THE RIGHT TO CAST VOTES FOR ANOTHER PERSON
DESIGNATED BY THE BOARD OF DIRECTORS IN THE EVENT
THE NOMINEES ARE UNABLE OR UNWILLING TO SERVE.

Information With Respect to Directors Whose Terms
Continue and Executive Officers

Director Whose Term Expires at the Annual Meeting in 2003 (Class 2 Director)

Stephen B. Howell, M.D. has served as one of our directors since 1996. Dr. Howell is also a member of the Compensation Committee. Dr. Howell is a Professor of Medicine at the University of California, San Diego, and director of the Cancer
Pharmacology Program of the UCSD Cancer Center. Dr.
Howell is a recipient of the Milken Foundation prize for his contributions to the field of cancer chemotherapy. He has served on the National
Research Council of the American Cancer Society and is on the editorial boards of multiple medical journals. Dr. Howell founded DepoTech, Inc. and served as a member of its board of directors from 1989 to 1999. Dr. Howell served on the board of directors of Matrix Pharmaceuticals from 2000 to 2002. Dr. Howell received his AB at University of
Chicago and his MD from Harvard Medical School.

Directors Whose Term Expires at the Annual Meeting in 2004 (Class 3 Directors)

Mr. Herbert H. McDade, Jr. was elected to be one of our directors in 1988, and presently is Chairman of the Board of Directors. He is also a member of the Compensation Committee of the Board of Directors.
In February 1989, he was elected Vice-Chairman of the Board of Directors and Chief Executive Officer.
In June 1989, he was elected Chairman of the Board of Directors and Treasurer in addition to his responsibilities as Chief Executive Officer, and from 1990 to January 1996 he was our President. Mr.
McDade served in such capacities until January
1996. He is currently President and Chief Executive
Officer of the Thoma Corporation,
a closely-held health care consulting company. In addition, he also serves on the boards of CytRx
Corporation and Discovery Laboratories, Inc. From
1986 to 1987 he served as Chairman of the board of directors and President of Armour Pharmaceutical
Co., a wholly-owned subsidiary of Rorer Group, Inc.
Prior to 1986 he served for approximately 13 years in various executive positions at Revlon, Inc., including from 1979 to 1986, as President of the International Division of the Revlon Health Care
Group. He was also previously associated for twenty years in various executive capacities with The
Upjohn Company.

Mr. Kerry P. Gray has been our President and Chief
Executive Officer and a director since January
1996. Prior to such time, from June 1993, Mr. Gray served as President and Chief Executive Officer of Access Pharmaceuticals, Inc., a private Texas corporation. Previously, Mr. Gray served as Vice
President and Chief Financial Officer of
PharmaSciences, Inc., a company he co-founded to acquire technologies in the drug delivery area.
From May 1990 to August 1991, Mr. Gray was Senior
Vice President, Americas, Australia and New Zealand of Rhone-Poulenc Rorer, Inc. Prior to the
Rorer/Rhone Poulenc merger, he had been Area Vice
President Americas of Rorer International
Pharmaceuticals. Previously, from January 1986 to
May 1988, he was Vice President, Finance of Rorer
International Pharmaceuticals, having served in that same capacity for the Revlon Health Care Group of companies before their acquisition by Rorer
Group. Between 1975 and 1985, he held various senior financial positions with the Revlon Health
Care Group.

Mr. J. Michael Flinn has served as one of our directors since 1983. Mr. Flinn is also a member of the Audit & Finance Committee of the Board of
Directors. Since 1970, he has been an investment counselor and was a consultant to the Operations
Group of United Asset Management. From 1970 to 1996 he was a principal with the investment counseling firm of Sirach Capital Management, Inc. He assisted in the management of pension, profit sharing, individual, corporate and foundation accounts totaling over $7.0 billion. He serves as a board member of Lonesome Dove Petroleum.

Executive Officers

In addition to our executive officers who are also directors, set forth below is the business experience of our other executive officers.

David P. Nowotnik, Ph.D. has been Vice President
Research and Development since November 1998. From
1994 until 1998, Dr. Nowotnik had been with Guilford Pharmaceuticals, Inc. in the position of Senior Director, Product Development and was responsible for a team of scientists developing polymeric controlled-release drug delivery systems.
From 1988 to 1994 he was with Bristol-Myers Squibb researching and developing technetium radiopharmaceuticals and MRI contrast agents. From
1977 to 1988 he was with Amersham International leading the project which resulted in the discovery and development of Ceretec.

Mr. Stephen B. Thompson has been Vice President since April 2000 and our Chief Financial Officer since January 1996. From 1990 to 1996, he was
Controller and Administration Manager of Access
Pharmaceuticals, Inc., a private Texas corporation.
Previously, from 1989 to 1990, Mr. Thompson was
Controller of Robert E. Woolley, Inc. a hotel real estate company where he was responsible for accounting, finances and investor relations. From
1985 to 1989, he was Controller of OKC Limited
Partnership, an oil and gas company where he was responsible for accounting, finances and SEC reporting. Between 1975 and 1985 he held various accounting and finance positions with Santa Fe
International Corporation.

Officers and Directors

Our directors and executive officers are as follows:

          Name              Age         Title
-------------------------  -----  -----------------------
Herbert H. McDade, Jr.      75     Chairman of the Board
                                   of Directors

Kerry P. Gray               49     President, Chief Executive
                                   Officer, Director

J. Michael Flinn            68     Director

Stephen B. Howell. M.D.     57     Director

Max Link, Ph.D.             61     Director

John J. Meakem, Jr.         65     Director

David P. Nowotnik, Ph.D.    53     Vice President
                                   Research & Development

Stephen B. Thompson         48     Vice President, Chief
                                   Financial Officer, Treasurer

Meetings of The Board of Directors and Committees

Our Board of Directors held a total of four meetings in 2001. We have the following committees:

* Nominating Committee - comprised of J. Michael
  Flinn and Max Link.

* Audit & Finance Committee - comprised of J.
  Michael Flinn, Max Link and John J Meakem , Jr. The members of the Audit & Finance committee met once during 2001 to review auditing activities.

* Compensation Committee - comprised of Max Link,
  Stephen B. Howell and Herbert H. McDade, Jr. The
  Compensation Committee met once in 2001.

During the fiscal year ended December 31, 2001 each Director attended at least 75% of the aggregate of the total number of formal meetings of the Board, except for Max Link who attended 50% of the meetings, and all meetings held by all committees on which the individual director served. Generally, the Nominating Committee does not consider nominees to our Board recommended by our shareholders.

Compensation of Directors

Each director who is not our employee receives a quarterly fee of $1,250, plus $1,000 for each board meeting which he attends and $500 for each committee meeting he attends as a member of the Audit and Finance and/or Compensation Committees.
Each committee Chairman also receives $250 for each meeting he attends. In addition, we reimbursed each director, whether an employee or not, the expenses of attending board and committee meetings. Each non-employee director is also entitled to receive options to purchase 10,000 shares of our common stock on the date of each annual meeting of stockholders and options to purchase 20,000 shares of common stock when he/she is first appointed as a director.

Compliance with Section 16(a) of the Securities Act of 1934

Section 16(a) of the Securities Exchange Act of
1934 requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, officers and 10% holders are required by SEC regulation to furnish us with copies of all of the Section 16(a) reports they file.

Based solely on a review of reports furnished to us or written representatives from our directors and executive officers during the fiscal year ended
December 31, 2001, all Section 16(a) filing requirements applicable to our directors, executive officers and 10% holders for such year were complied with except Mr. Meakem who filed a late
Form 3 and Form 4.

Executive Compensation

The following table sets forth the aggregate compensation paid to our CEO and each of our executive officers whose aggregate salary and bonus exceeded $100,000 for services rendered in all capacities for the years ended December 31, 2001, 2000 and 1999.

                      Summary Compensation Table

                                                                 Long-term
                               Annual Compensation         Compensation Awards
                          ----------------------------- ----------------------
        Name and                                        Underlying  Restricted  All Other (3)
   Principal Position      Year   Salary (1)  Bonus (2) Options (#)  Stock (#)  Compensation
------------------------- ------ ----------- ---------- ----------- ----------  ------------
Kerry P. Gray
President and CEO          2001   $307,449    $105,000          -      24,691    $  6,941
                           2000    279,497     125,000    760,000           -       6,328
                           1999    255,107     100,000    160,000           -       4,150

David P. Nowotnik, Ph.D.
Vice President Research
and Development (4)        2001   $196,254    $ 19,960          -       5,995    $  3,925
                           2000    181,638      24,280     50,000           -      53,633
                           1999    171,155      19,000     50,000           -       2,287

Stephen B. Thompson
Vice President, Chief
Financial Officer          2001   $119,502    $ 12,176          -       3,630    $  2,390
                           2000    108,996      14,700     45,000           -       2,179
                           1999     98,367      11,000     20,000           -       1,333

(1) Includes amounts deferred under our 401(k) Plan.

(2) Includes bonuses earned in the reported year but paid in the following year with the exception of $25,000 of the $125,000 reported for Mr. Gray which was earned and paid in 2000.

(3) Amounts reported for fiscal year 2001, 2000, and 1999 consist of: (i) amounts we contributed to our 401(k) Plan with respect to each named individual and (ii) premiums paid for life insurance for Mr. Gray each year. Amounts reported for fiscal year 2000 for Dr. Nowotnik also include moving expenses.

Option Grants in 2001

No grants were made to our executive officers in 2001.

Option Exercises and Year-End Value Table

This table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2001. Also reported are the values of "in-the-money" stock options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of our common stock.

Aggregated Option Exercises In Last Fiscal Year And
Fiscal Year-End Option Values

                                              Number of Securities    Value of
                                             Underlying Unexercised Unexercised In-
                       Number of                     Options       The-Money Options ($)(1)
                        Shares                 At Fiscal Year End    At Fiscal Year End
                       Acquired       Value       Exercisable/         Exercisable/
       Name         On Exercise # Realized ($)    Unexercisable        Unexercisable
------------------- ------------- ------------ ------------------- -----------------------
Kerry P. Gray              -            -        580,000 / 500,000  $976,000 / $614,000

David P. Nowotnik          -            -         90,630 /  59,370  $172,000 / $119,000

Stephen B. Thompson        -            -         49,279 /  35,721  $ 93,000 / $ 72,000

(1) On December 31, 2001, the closing price of our stock on AMEX was $4.44.

Compensation Pursuant to Agreements and Plans

Employment Agreements

We are party to an employment agreement with Kerry
P. Gray, our President and Chief Executive Officer, which expires March 31, 2003 and which thereafter may be automatically renewed for successive one-year periods. Under this agreement, Mr. Gray is currently entitled to receive an annual base salary of $346,000 subject to adjustment by the Board of Directors. Mr. Gray is eligible to participate in all of our employee benefit programs available to executives. Mr. Gray is also eligible to receive:

* a bonus payable in cash and common stock related to the attainment of reasonable performance goals specified by the Board of Directors;

* stock options at the discretion of the Board of Directors;

* long-term disability insurance to provide compensation equal to at least 60% of his annual base salary; and

* term life insurance coverage of $400,000.

Mr. Gray is entitled to certain severance benefits in the event that we terminate his employment without cause or if Mr. Gray terminates his employment following a change of control. In the event that we terminate the employment agreement for any reason, other than for cause, Mr. Gray would receive the salary due for the remaining term of the agreement or 18 months, whichever is longer. We will also continue benefits for such period. In the event that Mr. Gray's employment is terminated within six months following a change in control or by Mr. Gray upon the occurrence of certain events following a change in control, Mr. Gray would receive two years salary, his target bonus and his stock options shall become immediately exercisable. We will also continue payment of benefits for such period. The employment agreement contains a covenant not to compete with us for up to 18 months following the termination date.

We are party to an employment agreement with David
P. Nowotnik, Ph.D. which expires November 16, 2002 and which thereafter may be automatically renewed for successive one-year periods. Under this agreement, Dr. Nowotnik is currently entitled to receive an annual base salary of $216,000 subject to adjustment by the Board of Directors. Dr.
Nowotnik is eligible to participate in all of our employee benefit programs available to executives.
Dr. Nowotnik is also eligible to receive:

* a bonus payable in cash and common stock related to the attainment of reasonable performance goals specified by the Board of Directors;

* stock options at the discretion of the Board of Directors;

* long-term disability insurance to provide compensation equal to at least $60,000 annually; and

* term life insurance coverage of $216,000.

Dr. Nowotnik is entitled to certain severance benefits in the event that we terminate his employment without cause or if Dr. Nowotnik terminates his employment following a change of control. In the event that we terminate the employment agreement for any reason, other than for cause, Dr. Nowotnik would receive the salary due for 12 months. We will also continue benefits for such period. In the event that Dr. Nowotnik's employment is terminated within six months following a change in control or by Dr. Nowotnik upon the occurrence of certain events following a change in control, Dr. Nowotnik would receive twelve months salary and his stock options shall become immediately exercisable. We will also continue payment of benefits for such period.



The remainder of this page is intentionally left blank

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is responsible for making all compensation decisions for the named executives including determining base salary and annual incentive compensation amounts and recommending stock option grants and other stock-based compensation under our equity incentive plans.

Overall Objectives of the Executive Compensation
Program

The purpose of our compensation plan is to attract, retain and motivate key management employees. It is our philosophy to pay our executives at levels commensurate with both industry levels and individual experience and performance. A primary consideration in developing our executive compensation programs is to link the long-term financial interests of executives with those of the Company and our stockholders. Throughout 2001, the Compensation Committee reviewed compensation for comparable organizations in order to establish our total compensation program and to recommend awards under our equity incentive plans.

Base Salary Program

It is our policy to establish salaries at a level approximating the average of the competitive levels in comparable companies in the bio-medical industry and to provide annual salary increases reflective of the executive's performance, level of responsibility and position with the Company. Based on a review of comparable organizations, Mr. Gray's base annual salary for 2001 was established at $315,000.

Annual Incentive

Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive.
Factors considered include corporate development, performance against objectives, advancement of our research and development programs, commercial operations, product acquisition, and in-licensing and out-licensing agreements. The Compensation
Committee does not utilize formalized mathematical formulas, nor does it assign weightings to these factors. The Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to each executive based on an individual's targeted incentive payment. The
Compensation Committee believes that analysis of our corporate growth requires subjectivity on the part of the Compensation Committee when determining incentive payments. The Compensation Committee believes that specific formulas restrict flexibility. Based on this criteria, Mr. Gray earned a $105,000 bonus from the Company in 2001.

Stock Option Plans

In 1995, our Board of Directors adopted and our stockholders approved our 1995 Stock Awards Plan, as amended. The 1995 Stock Awards Plan provides for the issuance of up to a maximum of 2,000,000 shares of our Common Stock to our employees, directors and consultants or any of our subsidiaries. Options granted under the 1995 Stock Awards Plan may be either incentive stock options or options which do not qualify as incentive stock options. In 2000, our Board of Directors adopted the 2000 Special
Stock Option Plan and Agreement, or the 2000 Plan.
The 2000 Plan provides for the award of options to purchase 500,000 shares of the authorized but unissued shares of our Common Stock.

The stock option plans are administered by a committee of at least three non-employee members of the Board of Directors, chosen by the Board of Directors, and is currently administered by the Compensation Committee. The current members of the Compensation Committee are Dr. Link, Mr. McDade and
Dr. Howell. The Compensation Committee has the authority to determine those individuals to whom stock options should be granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the vesting restrictions, if any, with respect to exercise of the option, the terms for payment of the option price and other terms and conditions.

Our non-employee directors, which include members of the Compensation Committee, are eligible to receive options under the 1995 Stock Awards Plan.
Each non-employee director is also entitled to receive options to purchase 10,000 shares of our common stock on the date of each annual meeting of stockholders and options to purchase 20,000 shares of common stock when he/she is first appointed as a director.

Mr. Gray did not receive any option grants in 2001.
At December 31, 2001, we had granted to our President and CEO options under the 1995 Stock
Awards Plan and the 2000 Plan to purchase an aggregate of 1,080,000 shares of Common Stock at a weighted average exercise price per share of $3.43.

We also have a restricted stock plan, the 2001
Restricted Stock Plan, under which 200,000 shares of our authorized but unissued common stock were reserved for issuance to certain employees, directors, consultants and advisors. The restricted stock granted under the plan generally vests over five years, 25% two years after the grant date with an additional 25% vesting on every anniversary date. All stock is vested after five years. At
December 31, 2001 there were 44,639 shares granted and 155,361 shares available for grant under the 2001 Restricted Stock Plan. Mr. Gray received a grant of 24,691 shares of restricted stock in 2001 at a price of $4.05 per share. None of the shares have vested.

Section 162(m)

Section 162(m) of the Code currently imposes a $1 million limitation on the deductibility of certain compensation paid to each of our five highest paid executives. Excluded from this limitation is compensation that is "performance based." For compensation to be performance based it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. In general, we believe that compensation relating to options granted under the 1995 Stock Awards Plan and 2000 Plan should be excluded from the $1 million limitation calculation. Compensation relating to our incentive compensation awards do not currently qualify for exclusion from the limitation, given the discretion that is provided to the Compensation Committee in establishing the performance goals for such awards.
The Compensation Committee believes that maintaining the discretion to evaluate the performance of our management is an important part of its responsibilities and inures to the benefit of our stockholders. The Compensation Committee, however, intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

Conclusion

The Compensation Committee believes these executive compensation policies serve the interests of the stockholders and us effectively. The Compensation
Committee believes that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to our overall future successes, thereby enhancing the value of the Company for the stockholders' benefit.

Max Link, Chairman and Member
Herbert H. McDade, Jr., Member
Stephen B. Howell, Member

Compensation Committee Interlocks And Insider
Participation

The members of the Compensation Committee of the our Board of Directors are Dr. Link, Mr. McDade and
Dr. Howell. The Compensation Committee makes recommendations to the Board of Directors regarding executive compensation matters, including decisions relating to salary and bonus and grants of stock options. Mr. McDade and Dr. Howell have consulting agreements with us that are discussed below in "Certain Relationships and Related Transactions."

Stockholder Return Performance Presentation

Set forth below is a line graph comparing our cumulative stockholder return on our Common Stock with the cumulative total return of the NASDAQ
Biotech Index and the Russell 2000 Index for the five fiscal years commencing January 1, 1997. The graph assumes and investment of $100 at the beginning of the period.


[ Performance Graph ]

Total Returns Index for      1996   12/31/97 12/31/98 12/31/99 12/31/00 12/31/01
                            ------- -------- -------- -------- -------- --------
Access Pharmaceuticals, Inc.$100.00   73.33    15.00    13.33    33.33    29.60

NASDAQ Biotech Index        $100.00   99.93   144.18   290.72   357.56   299.63

Russell 2000 Index          $100.00  122.23   119.49   145.02   140.80   144.50


The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of
Section 18 under the Exchange Act.

Certain Relationships and Related Transactions

On October 12, 2000, the Board of Directors authorized a restricted stock purchase program.
Under the program, our executive officers were given the opportunity to purchase shares of common stock in an individually designated amount per participant determined by our Compensation
Committee. A total of 180,000 shares were purchased by such officers at $5.50 per share, the fair market value of the common stock on October 12, 2000, for an aggregate consideration of $990,000.
The purchase price was paid through the
participant's delivery of a 50%-recourse promissory note payable to us. Each note bears interest at 5.87% compounded semi-annually and has a maximum term of ten years. The notes are secured by a pledge of the purchased shares to us. We recorded the notes receivable from participants in this Program for $990,000 as a reduction of equity in the Consolidated Balance Sheet. The notes receivable recorded are: Mr. Gray - $550,000; Dr.
Nowotnik - $275,000; and Mr. Thompson - $165,000.

Stephen B. Howell, MD. Dr. Howell, one of our directors, also serves as a scientific consultant pursuant to a consulting agreement with us that provides for a minimum of twenty days consulting during 2002 at a rate of $5,000 per month plus expenses. Dr. Howell has also received warrants to purchase 10,000 shares of our common stock at $4.91 per share, as partial consideration for his consulting services, that can be exercised until February 1, 2009. Previously, Dr. Howell received warrants to purchase 15,000 shares of our common stock at $3.00 per share that can be exercised until January 1, 2008; warrants to purchase 30,000 shares of our common stock at $2.00 per share that can be exercised until January 1, 2007; and warrants to purchase 30,000 shares of our common stock at $3.00 per share that can be exercised until January 1, 2003. During 2001, Dr. Howell was paid $101,000 in consulting fees; during 2000 Dr.
Howell was paid $66,000 in consulting fees; and during 1999 Dr. Howell was paid $62,000 in consulting fees. Dr. Howell's agreement with us expires January 31, 2003 and can be renewed.

Herbert H. McDade, Jr. Mr. McDade is Chairman of the Board of Directors. In consideration for the termination of his employment with us, Mr. McDade and Access entered into an agreement on October 4, 1995, pursuant to which, among other things:

* Mr. McDade became a consultant to Access, providing consulting services to Access at least four days each month;

* Mr. McDade is paid a base of $1,500 per day of consulting; and

* the period for exercise of all options owned by Mr. McDade was extended from three months after the termination of his employment with Access to the expiration of the option.

During 2001, we paid Thoma Corporation, of which Mr. McDade is a principal, $54,000 in consulting fees; during 2000 Thoma was paid $72,000 in consulting fees; and during 1999 Thoma was paid
$72,000 in consulting fees. Mr. McDade's agreement expires June 30, 2002.

Security Ownership of Certain Beneficial Owners and Management

Based solely upon information made available to us, the following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of April 9, 2002 by (i) each person who is known by us to beneficially own more than five percent of our common stock; (ii) each of our directors; (iii) each of our executive officers;
and (iv) all our executive officers and directors as a group. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

                   Common Stock Beneficially Owned
                   -------------------------------

                                   Number of
             Name                  Shares (1)  % of Class
---------------------------------  ----------  ----------
Herbert H. McDade. Jr. (2)             89,116         *

Kerry P. Gray (3)                     810,790       6.0%

J. Michael Flinn (4)                  116,975         *

Stephen B. Howell (5)                 147,644       1.0%

Max Link (6)                           35,000         *

John J. Meakem, Jr. (7)                50,000         *

David P. Nowotnik (8)                 167,298       1.3%
Stephen B. Thompson (9)                91,092         *

Heartland Advisors, Inc. (10)       1,708,500      13.3%

Larry Feinberg (11)                 1,217,500       9.5%

Howard P. Milstein (12)               750,140       5.8%

All Directors and Executive
  Officers as a group
  (consisting of 8 persons) (12)    1,507,915      11.1%

* - Less than 1%

(1) Includes our Common Stock held plus all options and warrants exercisable within 60 days after April 9, 2002.

(2) Including presently exercisable options for the purchase of 12,000 shares of our Common Stock pursuant to the 1987 Stock Option Plan and presently exercisable options for the purchase of 40,000 shares of our Common Stock pursuant to the 1995 Stock Option Plan. Also includes 1,000 shares of our Common Stock owned by Thoma Corporation of which Mr. McDade is the beneficial owner.

(3) Kerry P. Gray, 2600 Stemmons Freeway, Suite
    176, Dallas, Texas 75207, beneficially owns 810,790 shares of our Common Stock. Mr. Gray is known to be the beneficial owner of more than five percent of our Common Stock. Mr. Gray's ownership includes presently exercisable options for the purchase of 636,250 shares of our Common Stock pursuant to the 1995 Stock Option Plan.

(4) Including presently exercisable options for the purchase of 2,500 and 35,000 shares of our Common Stock pursuant to the 1987 Stock Option Plan and 1995 Stock Option Plan, respectively.

(5) Including presently exercisable options for the purchase of 750 and 16,978 shares of our Common
    Stock pursuant to the 1987 Stock Option Plan and
    1995 Stock Option Plan, respectively, and warrants to purchase 15,000 shares of our Common Stock at an exercise price of $3.00 per share, warrants to purchase 30,000 shares of our Common Stock at an exercise price of $3.00 per share, warrants to purchase 30,000 shares of our Common Stock at an exercise price of $2.50 per share and warrants to purchase 10,000 shares of our Common Stock at an exercise price of $4.91 per share.

(6) Including presently exercisable options for the purchase of 10,000 shares of our Common Stock pursuant to the 1995 Stock Option Plan.

(7) Including presently exercisable options for the purchase of 20,000 shares of our Common Stock pursuant to the 1995 Stock Option Plan.

(8) Including presently exercisable options for the purchase of 107,298 shares of our Common Stock pursuant to the 1995 Stock Option Plan.

(9) Including presently exercisable options for the purchase of 59,069 shares of our Common Stock pursuant to the 1995 Stock Option Plan.

(10)  Heartland Advisors, Inc., 789 North Water
    Street, Milwaukee, WI 53202, beneficially owns
    1,708,500 shares of our Common Stock. Heartland is known to be the beneficial owner of more than ten percent of our Common Stock, William J. Nasqovitz, as a result of his position with stock ownership of Heartland which could be deemed to confer upon him voting and/or investment power over the shares
    Heartland beneficially owns. The information set forth in this footnote is based on a schedule 13 G filed by Heartland on January 8, 2002.

(11)  Larry N. Feinberg and affiliates, Oracle
    Partners, L.P., Oracle Institutional Partners,
    L.P., Oracle Investment Management, Inc., and Sam
    Oracle Fund, Inc., 712 Fifth Avenue, 45th Floor,
    New York, NY 10019 is known to be the beneficial owner of more than five percent of our Common
    Stock. The information set forth in this footnote is based on a Schedule 13G filed by Mr. Feinberg on August 10, 2001.

(12)  Mr. Howard P. Milstein, c/o Douglas Elliman,
    575 Madison Avenue, New York, NY 10022,
    beneficially owns 738,588 shares of our Common
    Stock and has warrants to purchase 11,552 shares of our Common Stock at $12.98 per share with an expiration date of April 30, 2002. Mr. Milstein is known to be the beneficial owner of more than five percent of our Common Stock. The information set forth in this footnote is based on a Schedule 13D filed by Mr. Milstein on October 5, 1999.

                            PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed, subject to ratification by the Stockholders at the Meeting, the accounting firm of Grant Thornton LLP as our principal independent public accountants for the fiscal year ending December 31, 2002. Grant
Thornton LLP has served in this capacity since
December 1998.

Representatives of Grant Thornton LLP are expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered by Grant Thornton LLP for the audit of the Company's annual financial statement for the fiscal year ended December 31, 2001 and the reviews of the financial statements included in the Company's
Forms 10-Q for such fiscal year totaled $37,000.

All Other Fees

The aggregate fees billed for all other services rendered by Grant Thornton LLP for the fiscal year ended December 31, 2001 totaled $6,000.

Auditor Independence

The Audit Committee considered and determined that the provision of services covered under "All Other
Fees" is compatible with maintaining Grant Thornton
LLP's independence in determining whether to appoint Grant Thornton LLP as the Company's independent auditors.

UNLESS OTHERWISE INDICATED THEREON, THE
ACCOMPANYING PROXY WILL BE VOTED FOR THE APPROVAL
OF GRANT THORNTON LLP. YOUR BOARD OF DIRECTORS
RECOMMENDS A VOTE FOR RATIFICATION OF THE
APPOINTMENT OF GRANT THORNTON LLP AS PRINCIPAL
INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2002.

REPORT OF THE AUDIT COMMITTEE REPORT TO STOCKHOLDERS

This Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee Report

The Audit Committee of the Board of Directors of the Company operates under a written charter adopted by the Board of Directors in May 2001. The members of the Audit Committee are Messrs. Flinn and Meakem and Dr. Link. All members of the Audit
Committee meet the independence standards of
Section 121(A) of the AMEX listing standards. In accordance with its written charter, the Audit
Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants' independence consistent with
Independence Standards Board Standard  No. 1,
"Independence Discussions with  Audit Committees."
The Audit Committee discussed with the independent accountants any relationships that may impact their objectivity and independence and satisfied itself as to that firm's independence.

The Audit Committee discussed and reviewed with the independent accountants all communications required by generally accepted accounting standards, including those described in Statement on Auditing
Standards No. 61, as amended, "Communication with
Audit Committees." In addition, the Audit
Committee, met with and without management present, and discussed and reviewed the results of the independent accountants' examination of the financial statements.

Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit
Committee recommended to the Board of Directors that the Company include the audited consolidated financial statements in its Annual Report on Form
10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.
The Audit Committee also recommended the reappointment, subject to stockholder approval, of the independent accountants and the Board of Directors concurred with such recommendation.

J. Michael Flinn, Chairman and Member
Max Link, Member
John J. Meakem, Member

                           OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If (i) any matters not within the knowledge of the Board of Directors as of the date of this Proxy Statement should properly come before the meeting; (ii) a person not named herein is nominated at the meeting for election as a Director because a nominee named herein is unable to serve or for good cause will not serve; (iii) any proposals properly omitted from this Proxy Statement and the form of proxy, subject to applicable laws and our Charter and Bylaws, should come before the meeting; or (iv) any matters should arise incident to the conduct of the meeting, then the proxies will be voted in accordance with the recommendations of our Board of Directors.

         STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

The annual meeting of Stockholders in 2003 is expected to be held on or about May 19, 2003. We must receive Stockholder proposals, other than nominations for directors, no later than December
18, 2002 to be considered for inclusion in our proxy materials agenda relating to that meeting.
Nominations for election as director must be made by written notice to us not later than one hundred and twenty days in advance of the meeting.

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN
AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED
ENVELOPE PROVIDED FOR THAT PURPOSE AND ADDRESSED TO
ACCESS PHARMACEUTICALS, INC. c/o AMERICAN STOCK
TRANSFER & TRUST CO., 40 WALL STREET, 46TH FLOOR,
NEW YORK, NEW YORK 10005, A PROMPT RESPONSE IS
HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.


By Order of the Board of Directors,

/s/ Kerry P. Gray
-----------------
Kerry P. Gray
President and CEO

                      ACCESS PHARMACEUTICALS, INC.
         2600 Stemmons Freeway, Suite 176, Dallas, Texas 75207

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned having received the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 17, 2002, and revoking any proxy heretofore given, hereby appoints each of Herbert
H. McDade, Jr. and Kerry P. Gray or either of them, proxies of the undersigned with full power of substitution, to cumulate votes and to vote all shares of common stock of Access Pharmaceuticals, Inc. which the undersigned is entitled to vote at a Annual Meeting of Stockholders to be held Monday, May 20, 2002 at 10:00 a.m., local time, at the New
York Athletic Club, 180 Central Park South, New
York, New York  10019, (212) 247-5100, or any
adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the Proposal.

In their discretion, the Proxies are authorized to vote on any other matters which may properly come before the Annual Meeting or any adjournment thereof as set forth in the Proxy Statement.

                          SEE REVERSE SIDE
             (continued, and to be signed on other side)

/X/ Please mark your votes as in this example.

                                    WITHHOLD
1. Election of Directors   FOR     AUTHORITY

                           [  ]      [  ]

Cumulative Votes for one or more nominees as follows:

Nominees: ____  Max Link             Class 1 - 3 Year Term
          ____  John J. Meakem, Jr.  Class 1 - 3 Year Term

(INSTRUCTION: To withhold authority to vote for any individual nominee, check the box "FOR" all nominees and strike a line through the nominee's name at right.)

2. Proposal to ratify and approve the appointment
   of Grant Thornton LLP as our independent
   accountants for the year ending               FOR     AGAINST   ABSTAIN
   December 31, 2002.                            [  ]      [  ]      [  ]

PLEASE MARK, SIGN AND DATE BELOW AND RETURN THIS
PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Proxies will also be accepted by transmission of a telegram, cablegram or telecopy provided that such telegram, cablegram or telecopy contains sufficient information from which it can be determined that the transmission was authorized by the Stockholder.
Telegrams or cablegrams may be addressed to American Stock Transfer & Trust Co. ("American
Stock Transfer") at the address appearing on the attached envelope. American Stock Transfer's telecopy number is (718) 234-2287.

Shares Held: ___________

THIS PROXY IS SOLICITED ON BEHALF OF ACCESS
PHARMACEUTICALS, INC.'S BOARD OF DIRECTORS AND MAY
BE REVOKED BY THE STOCKHOLDER PRIOR TO EXERCISE.

Signature ____________________________     ________
                                             Date

             _________________________     ________
             Signature if held jointly       Date

NOTE: Please sign exactly as name appears hereon.
Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.